                                                                  EXHIBIT (a)(1)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
               (including the associated stock purchase rights)
                                      of
                       Splash Technology Holdings, Inc.
                                      at
                             $10.00 net per Share
                                      by
                         Vancouver Acquisition Corp.,
                           a wholly owned subsidiary
                                      of
                         Electronics For Imaging, Inc.

   Our offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Friday, October 13, 2000, unless we extend our offer.

   We are making our offer pursuant to the terms of an Agreement and Plan of Merger, dated as of August 30, 2000, by and among Electronics For Imaging, Inc., Vancouver Acquisition Corp. (we are sometimes referred to as Purchaser), and Splash Technology Holdings, Inc. If and when we purchase tendered shares, we will merge into Splash.

   Our offer is conditioned upon, among other things, (1) there will have been validly tendered and not withdrawn prior to the expiration of our offer, not less than that number of shares of common stock of Splash, which, together with the shares we and EFI own as of that date, constitutes at least a majority of the shares outstanding on a fully diluted basis (after giving effect to the conversion or exercise of all of the then vested outstanding options, warrants and other rights and securities exercisable or convertible into shares, whether or not exercised or converted at the time of determination), excluding any shares held by Splash or any subsidiary of Splash and (2) all applicable waiting periods under the U.S. antitrust laws having expired or been terminated prior to the expiration of our offer. Our offer is also subject to other conditions described in this document. Please read Sections 1 and 14, which set forth in full the conditions to our offer.

   Splash's board of directors unanimously (1) determined that the merger agreement and the transactions contemplated by it, including each of the offer and the merger, are fair to and in the best interests of Splash and you, (2) approved and adopted the merger agreement and the transactions contemplated by it and (3) recommends that you accept our offer and tender your shares to us.

   If you want to tender all of any portion of your shares, you should either
(1) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing any tendered shares and any other required documents to Wilmington Trust Company, our depositary, or tender your shares pursuant to the procedure for book-entry transfer set forth in Section 3 of our offer or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee if you intend to tender your shares.

   If you intend to tender shares and your certificates evidencing your shares are not immediately available, or you cannot comply with the procedure for book-entry transfer on a timely basis, you may tender your shares by following the procedure for guaranteed delivery set forth in Section 3.

   Questions or requests for assistance may be directed to our Information Agent at its addresses and telephone number set forth on the back cover of this document. Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from our Information Agent.

September 14, 2000

                              SUMMARY OF OUR OFFER

   This Summary of our offer highlights selected information from this document and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the terms of our offer, you should read this entire document and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to our Information Agent at the addresses and telephone number set forth on the back cover of this document.

Who is offering to buy my securities?

  . We are Vancouver Acquisition Corp., a wholly owned subsidiary of EFI. We have been organized in connection with our offer and have not carried on any activities other than in connection with our offer.

  . EFI was founded in 1989 by Efraim Arazi. EFI designs and markets products that support color and black-and-white printing on a variety of peripheral devices. Its Fiery(R) products incorporate proprietary hardware and software technologies that transform digital copiers and printers from many leading copier manufacturers into fast, high-quality networked printers. EFI's two main product lines include: (1) stand-alone servers, which are connected to digital copiers and other peripheral devices, and (2) controllers, which are embedded in digital copiers and desktop color laser printers. EFI sells it products primarily to original equipment manufacturers in North America, Europe and Japan. EFI's common stock is traded on the Nasdaq National Market under the symbol "EFII."

What are the classes and amounts of securities sought in your offer?

  . We are offering to purchase all the issued and outstanding shares of common stock of Splash, as well as the associated stock purchase rights. Please see the "Introduction" and Section 1.

How much are you offering to pay and what is the form of payment?

  . We are offering to pay $10.00 for each share and its associated stock purchase right, net to you in cash, less any required withholding taxes and without interest. Please see the "Introduction" and Section 1.

What are the most significant conditions of your offer?

  . We are not obligated to purchase any tendered shares unless, after the purchase of all of the tendered shares, we would own at least a majority of the outstanding shares (after giving effect to the conversion or exercise of all of the then vested outstanding options, warrants and other rights and securities exercisable or convertible into shares, whether or not exercised or converted at the time of determination). Please see the "Introduction" and Sections 1, 10 and 14.

  . We are not obligated to purchase any shares unless and until the applicable waiting periods under the U.S. antitrust laws have expired or been terminated. Please see Sections 14 and 15.

  . Please read Section 14 of our offer, which sets forth in full the conditions to our offer.

Do you have enough financial resources to make payment?

  . We will obtain all necessary funds to purchase the shares from EFI. EFI will provide funds to us from its existing financial resources. For a more detailed description of the financing of our offer and the merger, see Section 9.

Is your financial condition relevant to my decision to tender in your offer?

  . Because the payment in our offer consists solely of cash and all of the funding that will be needed will be provided from EFI's existing financial resources, and also because of the lack of any relevant historical information concerning us, we do not think our financial condition is relevant to your decision to tender in our offer.

How long do I have to decide whether to tender in your offer?

  . You will have until at least 5:00 p.m., New York City time, on Friday, October 13, 2000 to tender your shares. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedure that is described in
     Section 3.

Can your offer be extended, and under what circumstances?

  . We have the right, in our sole discretion, but subject to the terms of the merger agreement and applicable law, to extend the period of time during which our offer remains open. If, on October 13, 2000 all conditions to our offer are not then satisfied or waived, we have agreed that we will extend our offer from time to time until December 31, 2000 at the latest. If our offer has been extended to December 31, 2000, and on December 31, 2000 the termination of the waiting period under the U.S. antitrust laws is the only condition to our offer which is not then satisfied or waived, we will extend the expiration date for our offer from time to time until February 28, 2001. Please see Section 1.

How will I be notified if your offer is extended?

  . If we decide to extend our offer, we will inform Wilmington Trust Company, our depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the business day after the day on which our offer was previously scheduled to expire. Please see Section 1.

How do I tender my shares?

   To tender your shares in our offer, you must:

  . complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your stock certificates and any other required documents, to our Depositary or tender your shares by book-entry transfer as described in Section 3; or

  . if your stock certificates are not immediately available or if you cannot deliver your stock certificates, and any other required documents, to Wilmington Trust Company prior to the expiration of our offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

Until what time can I withdraw previously tendered shares?

  . Except in the case of a subsequent offering period, you may withdraw any previously tendered shares at any time prior to the expiration of our offer. Please see Section 4.

How do I withdraw my previously tendered shares?

  . In order to withdraw your tender of shares, you must deliver a written or facsimile notice of withdrawal with the required information to Wilmington Trust Company while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. Please see Section 4.

What does Splash's board of directors think of your offer?

  . Splash's board of directors unanimously (1) determined that the merger agreement and the transactions contemplated by it, including each of the offer and the merger, are fair to and in the best interests of Splash and you, (2) approved and adopted the merger agreement and the transactions contemplated by it and (3) recommends that you accept our offer and tender your shares to us.

What will happen if all the shares are not tendered?

  . If we are able to acquire at least a majority of the outstanding shares on a fully diluted basis (after giving effect to the conversion or exercise of all of the then vested outstanding options, warrants and other rights and securities exercisable or convertible into shares, whether or not exercised or converted at the time of determination), then we will merge with and into Splash, and Splash will become a wholly owned subsidiary of EFI. Each share that is outstanding at the time of the merger (other than any shares held in the treasury of Splash, or owned by us, EFI or any of its other subsidiaries, and any shares held by stockholders seeking appraisal for their shares) will be canceled and converted automatically into the right to receive the consideration stockholders who tendered their shares in our offer received.

  . If we are not able to acquire at least a majority of the outstanding shares on a fully diluted basis, we will either purchase those shares which have been tendered, extend our offer or terminate our offer in the manner specified in the merger agreement.

  . If at least a majority of the outstanding shares on a fully diluted basis (after giving effect to the conversion or exercise of all then vested outstanding options, warrants and other rights and securities exercisable or convertible in shares of Splash common stock, whether or not exercised or converted at the time of determination) have been validly tendered and all of the conditions to our offer have been satisfied or waived, we may commence a subsequent offering period of up to 20 business days for the purpose of securing tenders of enough shares so that after we buy shares in the subsequent offering period, we will own at least 90 percent of the outstanding shares of Splash common stock. We will pay the same price per share in the subsequent offering period as we pay in the offer.

Will Splash continue as a public company?

  . Probably not. If the merger occurs, Splash will no longer be publicly owned. Even if the merger does not occur, if we purchase all the tendered shares, (1) there may be so few remaining stockholders and publicly held shares that the Splash common stock may no longer be eligible to trade on the Nasdaq National Market, (2) there may not be a public trading market for the Splash common stock, and (3) Splash may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. Please see
     Section 13.

If I decide not to tender, how will your offer affect my shares?

  . If you decide not to tender your shares in our offer and the merger occurs, you will receive in the merger the same amount of cash per share as you would have received if you tendered your shares in our offer.

  . If you decide not to tender your shares in our offer and the merger does not occur, if we purchase all the tendered shares, (1) there may be so few remaining stockholders and publicly held shares that the Splash common stock will no longer be eligible to trade on the Nasdaq National Market, (2) there may not be a public trading market for the Splash common stock, or (3) Splash may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. Please see Section 13.

What is the market value of my shares as of a recent date?

  . On September 11, 2000, the closing price per share of Splash common stock was $9.00. See Section 6.

With whom may I talk if I have questions about your offer?

  . You can call MacKenzie Partners, Inc., our Information Agent, at (800) 322-2885. See the back cover of this document.

To the holders of shares of Splash's common stock:

                                  INTRODUCTION

   We, Vancouver Acquisition Corp., hereby offer to purchase all the shares of common stock of Splash that are issued and outstanding, together with the associated stock purchase rights issued pursuant to the Rights Agreement, dated as of January 27, 1999, between Splash and BankBoston, N.A., as Rights Agent, for $10.00 for each share and its associated stock purchase right, net to the seller in cash, less any required withholding taxes without interest, upon the terms and subject to the conditions set forth in this document and in the related Letter of Transmittal. Please read Section 8 for additional information concerning EFI and us.

   Splash's board of directors unanimously (1) determined that the merger agreement and the transactions contemplated by it, including each of the offer and the merger, are fair to and in the best interests of Splash and you, (2) approved and adopted the merger agreement and the transactions contemplated by it and (3) recommends that you accept our offer and tender your shares to us.

   Splash has received the opinion of Thomas Weisel Partners LLC, or TWP, dated August 30, 2000, to the effect that, as of August 30, 2000, the consideration to be received in our offer and the merger by the holders of shares (other than EFI and us) was fair to those holders from a financial point of view. A copy of the written opinion of TWP is attached to Splash's Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and was mailed to you with this document. You are urged to read the opinion carefully and in its entirety for a description of the assumptions made, matters considered and limits on the review undertaken by TWP.

   Our offer is conditioned upon, among other things, (1) there will have been validly tendered and not withdrawn prior to the expiration of our offer, not less than that number of shares of common stock of Splash, which, together with the shares owned by EFI and us on that date, constitutes at least a majority of the shares outstanding on a fully diluted basis (after giving effect to the conversion or exercise of all of the then vested outstanding options, warrants and other rights and securities exercisable or convertible into shares, whether or not exercised or converted at the time of determination), excluding any shares held by Splash or any subsidiary of Splash, and (2) all applicable waiting periods under the U.S. antitrust laws having expired or been terminated prior to the expiration of our offer. We refer to the condition described in clause (1) as the Minimum Condition and the condition described in clause (2) as the Antitrust Condition. Our offer is also subject to other conditions contained in this document. We refer you to Section 14, which sets forth in full the conditions to our offer.

   We are making this offer pursuant to an Agreement and Plan of Merger, dated as of August 30, 2000, by and among EFI, us and Splash. The merger agreement provides, among other things, that as promptly as practicable after the purchase of shares pursuant to our offer and the satisfaction or, if permissible, waiver of the other conditions set forth in the merger agreement and in accordance with the relevant provisions of the Delaware General Corporation Law, we will be merged with and into Splash. As a result of the merger, Splash will continue as the surviving corporation and will become a wholly owned subsidiary of EFI. At the effective time of the merger, each share issued and outstanding immediately prior to the effective time of the merger (other than shares held in the treasury of Splash and other than shares held by stockholders who will have demanded and perfected appraisal rights under applicable law,) will be canceled and converted automatically into the right to receive $10.00 in cash (or any higher price that may be paid per share in our offer) without interest. The merger agreement is more fully described in
Section 10. The material federal income tax consequences of the sale of shares pursuant to our offer and the merger are described in Section 5.

   Simultaneously with the execution of the merger agreement, we and EFI entered into a Tender and Voting Agreement with each of the directors and several officers of Splash which obligates each of them to, among other things:

  . tender all of the shares owned by them;

  . vote (a) in favor of the merger and the merger agreement, (b) against any Acquisition Proposal (as that term is defined in the merger agreement),
    (c) against any proposal for action or agreement (1) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Splash under the merger agreement or (2) which is reasonably likely to result in any of the conditions of our obligations under the merger agreement, or any of the conditions to our obligation to purchase and pay for tendered shares pursuant to our offer, not being fulfilled, (d) against any change in the directors of Splash,
    (e) against any change in the present capitalization of Splash, (f) against any amendment to Splash's certificate of incorporation or bylaws or any other material change in Splash's corporate structure or business,
    (g) against any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the merger agreement or the likelihood of those transactions being consummated and (h) in favor of any other matter necessary for consummation of the transactions contemplated by the merger agreement, which is considered at any meeting of stockholders or in an action by written consent, and to execute any documents which are necessary or appropriate in order to effectuate the voting agreement, including the ability for us, or our nominees, to vote the shares directly; and

  . grant an irrevocable proxy to EFI and us or any of our nominees to vote and act (by written consent or otherwise) with respect to all of the shares owned by them at any meeting of Splash's stockholders or by written consent in lieu of any meeting with regard to any matter covered in (2). See Section 10.

   The merger agreement provides that promptly after the later to occur of (1) the purchase of and payment for any shares by EFI or any of its subsidiaries as a result of which EFI and its subsidiaries own beneficially at least a majority of then outstanding shares and (2) compliance with Section 14(f) of the Exchange Act, and the SEC's Rule 14f, EFI will be entitled to designate the number of directors on Splash's board of directors as will give EFI representation proportionate to the percentage of the total outstanding number of shares that we or any of our affiliates beneficially owns. Splash will, upon request of EFI, use its reasonable best efforts promptly either to increase the size of its board of directors or to secure the resignations of some of its incumbent directors, or both as is necessary to enable EFI's designees to be so elected or appointed to Splash's board of directors, and Splash will take all actions available to Splash to cause EFI's designees to be elected or appointed at that time.

   We will complete the merger if conditions specified in the merger agreement are satisfied, including the consummation of our offer, and, if necessary, the adoption of the merger agreement by the requisite vote of Splash's stockholders. For a more detailed description of the conditions to the merger, please see Section 10. The affirmative vote of the holders of at least a majority of the outstanding shares of Splash common stock is required to adopt the merger agreement. Consequently, if we acquire (pursuant to our offer or otherwise) at least a majority of the outstanding shares, then we will be able to adopt the merger agreement without the affirmative vote of any other stockholder. See Sections 10 and 11.

   Under Delaware law, if we acquire, pursuant to our offer or otherwise, at least 90% of the then outstanding shares, we will be able effect the merger without requesting the vote or consent of Splash's other stockholders. If that happens, we, EFI, and Splash have agreed to take, at the request of EFI, all necessary and appropriate action to cause the merger to become effective in accordance with Delaware law as soon as practicable after we acquire 90% of the then outstanding shares, without a meeting of Splash's stockholders. If, however, we do not acquire at least 90% of the then outstanding shares and a vote of Splash's stockholders is required under Delaware law, a significantly longer period of time will be required in order to effect the merger. See
Section 11.

   Splash has advised us that as of September 11, 2000, 14,614,038 shares were issued and outstanding, 798,452 shares were subject to outstanding vested stock options, and no shares were held in the treasury of Splash. As a result, as of September 11, 2000, the Minimum Condition would be satisfied if we had acquired 7,706,246 shares. Also, as of that date, we would have been able to approve the merger without the calling a meeting of Splash's stockholders or getting the consent or vote of any other Splash stockholder, if we had acquired 13,152,634 shares.

   No appraisal rights are available in connection with our offer; however, you may have appraisal rights in connection with the merger. See Section 11.

1. Terms of Our Offer; Expiration Date.

   Upon the terms and subject to the conditions of our offer (including any terms and conditions of any extension or amendment), we will accept for payment and pay for all shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the "Expiration Date." The "Expiration Date" means 5:00 p.m., New York City time, on Friday, October 13, 2000, unless and until we (subject to the terms and conditions of the merger agreement) extend the period during which our offer is open, in which case "Expiration Date" will mean the latest time and date at which our offer, as we have extended it, will expire.

   Our offer is subject to the conditions set forth in Section 14, including the satisfaction of the Minimum Condition and the Antitrust Condition. We expressly reserve the right to waive any condition to our offer in whole or in part, in our sole discretion, and also expressly reserve the right to increase the price per share payable in our offer and to make any other changes in the terms and conditions of our offer; but, without the written consent of Splash, we will not amend or waive the Minimum Condition. We cannot legally waive the Antitrust Condition. We agreed that will not decrease the number of shares sought in our offer, change the form of or decrease the amount of consideration to be paid, impose conditions to our offer in addition to those set forth in
Section 14, make any other change in our offer which is materially adverse to you or extend our offer (except as provided in the merger agreement).

   The merger agreement provides that we may, without the consent of Splash, extend our offer beyond October 13, 2000, if, on October 13, 2000, any of the conditions to our offer, are not satisfied or waived, until that condition is satisfied or waived (except that the Minimum Condition may not be waived). We have agreed to extend our offer from time to time until December 31, 2000 if, and to the extent that, at the Expiration Date, the conditions to our offer have not been satisfied or waived. Furthermore, if at December 31, 2000, the Antitrust Condition is the only condition to our offer which is not then satisfied or waived, we agreed to extend the Expiration Date from time to time until February 28, 2001. During an extension for these reasons, all shares previously tendered and not withdrawn will remain subject to our offer and you will continue to have the right to withdraw your tendered shares. See Section
4. We may extend our offer after the acceptance of shares for a further period of time by means of a subsequent offering period under Rule 14d-11 under the Exchange Act, of not more than twenty business days to meet the objective that there be validly tendered and not withdrawn prior to the Expiration Date (as so extended) a number of shares which, together with shares then owned by EFI and us, represents at least 90% of the outstanding shares. If, during an extension for this purpose, you have previously tendered your shares, you will not be able to withdraw your shares. Under no circumstances will interest be paid on the purchase price for tendered shares, whether or not our offer is extended.

   We will pay for all shares validly tendered and not withdrawn promptly following the acceptance of shares for payment pursuant to our offer. Subject to the applicable rules of the SEC and the terms and conditions of our offer, we also expressly reserve the right to delay payment for shares in order to comply in whole or in part with applicable laws (any delay will be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of our offer).

   We will, as promptly as practicable, make a public announcement of any extension, delay, termination, waiver or amendment. If we extend our offer, we will make the announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to you in a manner reasonably designed to inform you of changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to Business Wire.

   If we make a material change in the terms of our offer or the information concerning our offer, or if we waive a material condition of our offer, we will extend our offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. If, before the Expiration Date, we decide to increase the consideration being offered our offer, the increase in the offered consideration will be applicable to all stockholders whose shares are accepted for payment pursuant to our offer. If at the time notice of any increase in the offered consideration being is first published, sent or given, our offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that the notice is first so published, sent or given, our offer will be extended at least ten business days after that notice.

   For purposes of our offer, a "business day" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are permitted by law, rule or regulation to be closed.

   Splash has provided us mailing labels, security position listings and any available listing or computer file containing the names and addresses of all recordholders of the shares. This document and the related Letter of Transmittal will be mailed to the recordholders whose names appeared on Splash's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. Acceptance for Payment and Payment for Shares.

   Upon the terms and subject to the conditions of our offer (including, if our offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment all shares validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date promptly after the occurrence of the Expiration Date. Additionally, we will pay for all shares validly tendered and not withdrawn promptly following the acceptance of shares pursuant to our offer.

   In all cases, we will pay for shares tendered and accepted for payment pursuant to our offer only after timely receipt by our Depositary of (a) the stock certificates evidencing tendered shares or timely confirmation of a book-entry transfer of shares into our Depositary's account at The Depository Trust Company, or DTC, pursuant to the procedures set forth in Section 3, (b) the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees or an Agent's Message, in connection with the book-entry transfer and (c) any other documents required by the Letter of Transmittal. An "Agent's Message" is a message, transmitted by DTC to, and received by, our Depositary and forming a part of the book-entry confirmation which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares that are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce the agreement against that participant.

   For purposes of our offer, we will be deemed to have purchased shares which have been validly tendered and not properly withdrawn if and when we give oral or written notice to our Depositary of our acceptance for payment of shares pursuant to our offer. Upon the terms and subject to the conditions of our offer, payment for the shares will be made by depositing the aggregate purchase price with our Depositary. Under no circumstances will interest on the purchase price for shares be paid, regardless of any delay in making payment.

   If we do not accept tendered shares for payment for any reason pursuant to the terms and conditions of our offer, or if stock certificates are submitted evidencing more shares than are tendered, the stock certificates evidencing unpurchased shares will be returned, without expense to the tendering stockholder (or, in the case of shares tendered by book-entry transfer into our Depositary's account at DTC pursuant to the procedure set forth in Section 3, the shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of our offer.

   We reserve the right to assign, in our sole discretion, any or all of our rights, interests and obligations contained in the merger agreement to EFI or to any direct or indirect wholly owned subsidiary of EFI, but any assignment will not relieve us of our obligations under our offer and will in no way prejudice the rights of tendering stockholders to receive payment for shares validly tendered and accepted for payment pursuant to our offer.

   If you are a record owner of shares and tender directly to our Depositary, you will not be obligated to pay brokerage fees or commissions or, except as provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to our purchase of shares pursuant to our offer. Nonetheless, if you fail to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, you may be subject to a required back-up U.S. federal income tax withholding of 31% of the gross proceeds payable to you. See Section 5.

3. Procedures for Accepting Our Offer and Tendering Shares.

   In order for you to tender shares validly pursuant to our offer, the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by our Depositary at one of its addresses set forth on the back cover of this document and either (1) the stock certificates evidencing tendered shares must be received by our Depositary at its address or the shares must be tendered pursuant to the procedure for book-entry transfer described below and a book-entry confirmation must be received by our Depositary (including an Agent's Message if you did not deliver a Letter of Transmittal), in each case prior to the Expiration Date, or (2) you must comply with the guaranteed delivery procedures described below.

   The method of delivery of stock certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by our Depositary. If delivery is by mail, registered mail with return receipt requested, property insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

   Book-Entry Transfer. Our Depositary will establish an account with respect to the shares at DTC for purposes of our offer within two business days after the date of this document. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of shares by causing DTC to transfer shares into our Depositary's account at DTC in accordance with DTC's procedures. However, although delivery of shares may be effected through book-entry transfer at DTC, the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by our Depositary at one of its addresses set forth on the back cover of this document prior to the Expiration Date, or you must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC does not constitute delivery to our Depositary.

   Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act, except in cases where shares are tendered (1) by a registered holder of shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (2) for the account of an eligible guarantor institution. If a stock certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a stock certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the stock certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the stock certificate, with the signature(s) on the stock certificate or stock powers guaranteed by an eligible guarantor institution. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. If you desire to tender shares pursuant to our offer and the stock certificate(s) evidencing your shares are not immediately available or you cannot deliver your stock certificate(s) and all other required documents to our Depositary prior to the Expiration Date, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, your shares may still be tendered, provided that all the following conditions are satisfied:

  . the tender is made by or through an eligible guarantor institution;

  . a properly completed and duly executed Notice of Guaranteed Delivery is received prior to the Expiration Date by our Depositary as provided below; and

  . the stock certificate(s) (or a book-entry confirmation) evidencing all tendered shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by our Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery.

   You may deliver your Notice of Guaranteed Delivery by hand or mail or by facsimile transmission to our Depositary. Your Notice of Guaranteed Delivery must include a guarantee by an eligible guarantor institution in the form set forth in the Notice of Guaranteed Delivery.

   In all cases, we will pay for shares tendered and accepted pursuant to our offer only after timely receipt by our Depositary of the stock certificate(s) evidencing shares, or a book-entry confirmation of the delivery of shares, and the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

   Determination of Validity. We will determine, in our sole discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may be unlawful. We also reserve the absolute right to waive any condition of our offer to the extent permitted by applicable law and the merger agreement or any defect or irregularity in the tender of any shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. A tender of shares will not have been validly made until all defects and irregularities have been cured or waived. Neither we, EFI nor any of EFI's or our respective affiliates or assigns, our Depositary, our Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any notification. Our interpretation of the terms and conditions of our offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   If you tender your shares pursuant to any of the procedures described above, it will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that (1) you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares or other securities issued or issuable in respect of your shares), and (2) when we accept your shares for payment, we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

   Our acceptance of your shares pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of our offer.

   Appointment as Proxy. By executing the Letter of Transmittal, you irrevocably appoint our designees as your agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to the shares you tendered and we accepted for payment (and with respect to any and all other shares or other securities issued or issuable in respect of the shares on or after August 30, 2000). These powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered shares. The appointment will be effective when, and only to the extent that, we accept your shares for payment. Upon our acceptance for payment, all prior powers of attorney and proxies given by you with respect to your shares (and your other shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by you (and, if given or executed, will not be deemed to be effective). Our designees will, with respect to the shares for which the appointment is effective, be empowered to exercise all of your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of Splash's stockholders or any adjournment or postponement of that meeting, by written consent in lieu of any meeting or otherwise. We reserve the right to require that, in order for shares to be deemed validly tendered, immediately upon our payment for the shares, we must be able to exercise full voting rights with respect to the shares (and the other shares and securities).

4. Withdrawal Rights.

   Tenders of shares made pursuant to our offer are irrevocable except that tendered shares may be withdrawn at any time prior to the Expiration Date. If we extend our offer, are delayed in our acceptance for payment of shares or are unable to accept shares for payment pursuant to our offer for any reason, then, without prejudice to our rights under our offer, our Depositary may, nevertheless, on behalf of us, retain tendered shares, and those shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any delay will be by an extension of our offer to the extent required by law.

   We may, without the consent of Splash, extend our offer beyond October 13, 2000, if, on October 13, 2000, any of the conditions to our offer, are not satisfied or waived, until that condition is satisfied or waived (except that the Minimum Condition may not be waived). We have agreed to extend our offer from time to time until December 31, 2000 if, and to the extent that, at the Expiration Date, the conditions to our offer have not been satisfied or waived. Furthermore, if at December 31, 2000, the Antitrust Condition is the only condition to our offer which is not then satisfied or waived, we agreed to extend the Expiration Date from time to time until February 28, 2001. During an extension for these reasons, all shares previously tendered and not withdrawn will remain subject to our offer and you will continue to have the right to withdraw your tendered shares. See Section 4.

   We may extend our offer after the acceptance of shares for a further period of time by means of a subsequent offering period under Rule 14d-11 under the Exchange Act, of not more than twenty business days to meet the objective that there be validly tendered and not withdrawn prior to the Expiration Date (as so extended) a number of shares which, together with shares then owned by EFI and us, represents at least 90% of the outstanding shares. If, during an extension for this purpose, you have previously tendered your shares, you will not be able to withdraw your shares. Under no circumstances will interest be paid on the purchase price for tendered shares, whether or not our offer is extended.

   For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by our Depositary at one of its addresses set forth on the back cover page of this document. Any notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered the shares. If stock certificates evidencing shares to be withdrawn have been delivered or otherwise identified to our Depositary, then, prior to the physical release of the stock certificates, the serial numbers shown on the stock certificates must be submitted to our Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution. If shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares.

   We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. Our determination will be final and binding. Neither we, EFI nor any of EFI's or our respective affiliates or assigns, our Depositary, our Information Agent, or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any notification.

   Withdrawals of shares may not be rescinded. If you have properly withdrawn shares they will be deemed not to have been validly tendered for purposes of our offer. However, withdrawn shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5. Material Federal Income Tax Consequences.

   The following is a summary of the principal U.S. federal income tax consequences of our offer and the merger to holders whose shares are purchased pursuant to our offer or whose shares are converted into the right to receive cash in the merger (whether upon receipt of the merger consideration or pursuant to the proper exercise of dissenter's rights). The discussion applies only to holders of shares in whose hands shares are capital assets, and may not apply to shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of shares who are not citizens or residents of the United States of America, who hold their shares as part of an integrated investment (including a "straddle"), who are subject to alternative minimum tax or who are subject to special rules, such as financial institutions or insurance companies.

   The tax discussion set forth below is included for general information purposes only and is based upon present law. Because individual circumstances may differ, you should consult your own tax advisor to determine the applicability of the rules discussed below to you and the particular tax effects of our offer and the merger, including the application and effect of other federal, state, local and other tax laws.

   The receipt of payment for shares accepted in our offer and the receipt of cash pursuant to the merger (whether as merger consideration or pursuant to the proper exercise of dissenter's rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the shares sold pursuant to our offer or converted to cash in the merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) sold pursuant to our offer or converted to cash in the merger. The gain or loss will be capital gain or loss. Individual holders generally will be subject to tax on the net amount of the gain at a maximum rate of 20% if the holder's holding period for the shares exceeds 12 months. The deduction of capital losses is subject to limitations.

   Payments in connection with our offer or the merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if you (1) fail to properly furnish a social security number or taxpayer identification number, or (2) furnish an incorrect social security number or taxpayer identification number. Backup withholding is not an additional tax but merely an advance payment of tax, which may be refunded to the extent it results in an overpayment. Some persons, including corporations and financial institutions generally, are exempt from backup withholding. Penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. You should consult with your own tax advisor as to your qualifications for exemption from withholding and the procedure for obtaining such exemption.

6. Price Range of Splash's Common Stock.

   Shares of common stock, par value $0.001 per share, of Splash, are listed and principally traded on the Nasdaq National Market. The following table sets forth, for the quarters indicated, the high and low sales prices per share on the Nasdaq National Market.

                                                                   High   Low
                                                                  ------ ------
1998:
  First Quarter.................................................. $23.81 $11.00
  Second Quarter.................................................  21.38  15.00
  Third Quarter..................................................  25.13  13.13
  Fourth Quarter.................................................  14.25   6.50
1999:
  First Quarter..................................................  10.31   6.00
  Second Quarter.................................................   9.63   5.56
  Third Quarter..................................................   7.88   5.67
  Fourth Quarter.................................................   9.50   5.44
2000:
  First Quarter..................................................  18.00   7.88
  Second Quarter.................................................  14.50   7.25
  Third Quarter (through September 11, 2000).....................   9.81   6.63

   On August 30, 2000, the last full trading day prior to the announcement of the execution of the merger agreement and of our intention to commence our offer, the closing price per share, as reported on the Nasdaq National Market, was $7.0625. On September 11, 2000, the closing price per share, as reported on the Nasdaq National Market, was $9.00. As of September 11, 2000, the approximate number of recordholders of the shares was 134.

   You are urged to obtain a current market quotation for the shares.

7. Information Concerning Splash.

   Except as otherwise set forth in this document, all of the information concerning Splash contained in this document, including financial information, has been furnished by Splash or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither we nor EFI assume any responsibility for the accuracy or completeness of the information concerning Splash furnished by Splash or contained in those documents and records or for any failure by Splash to disclose events which may have occurred or may affect the significance or accuracy of any of that information but which are unknown to us or EFI.

   General. Splash, through its wholly-owned subsidiaries, develops, produces and markets color servers, which consist of computer hardware and software systems that provide an integrated link between desktop computers and digital color copiers and enable such copiers to provide high speed and quality networked color printing and scanning. Splash sells, through its wholly owned subsidiaries substantially all of its color servers through two original equipment manufacturers which integrate Splash's color servers into connected digital color photocopier systems, which are sold to end users in North and South America, Europe, Asia, Australia, Japan, New Zealand, Africa and the Middle East. Splash operates in one business segment.

   Splash's executive offices are located at 555 Del Rey Avenue, Sunnyvale, CA 94085, and its telephone number is (408) 328-6300.

   Available Information. Splash is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Splash's directors and executive officers, their remuneration, stock options granted to them, the principal holders of Splash's securities and any material interest of such persons in transactions with Splash is required to be disclosed in proxy statements distributed to Splash's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding Splash. You can also get information about Splash from Splash's website at http://www.splashtech.com.

8. Information Concerning Us and EFI.

   The Purchaser. We are a newly incorporated Delaware corporation organized in connection with our offer and the merger, and we have not carried on any activities other than in connection with our offer and the merger. We are a wholly owned subsidiary of EFI. Until immediately prior to the time that we will purchase shares pursuant to our offer, it is not anticipated that we will have any significant assets or liabilities or engage in activities other than those incident to our formation and capitalization and the transactions contemplated by our offer and the merger. Because we are a newly formed and have minimal assets and capitalization, no meaningful financial information regarding us is available.

   EFI. EFI is a Delaware corporation that was founded in 1989 by Efraim Arazi. EFI designs and markets products that support color and black-and-white printing on a variety of peripheral devices. Its Fiery(R) products incorporate proprietary hardware and software technologies that transform digital copiers and printers from many leading copier manufacturers into fast, high-quality networked printers. EFI's two main product lines include: (1) stand-alone servers, which are connected to digital copiers and other peripheral devices, and (2) controllers, which are embedded in digital copiers and desktop color laser printers. EFI sells it products primarily to original equipment manufacturers in North America, Europe and Japan. EFI's common stock is traded on the Nasdaq National Market under the symbol "EFII." Our and EFI's principal offices are located at 303 Velocity Way, Foster City, California, 94404 and their telephone number is (650) 357-3500. You can get additional information about EFI from EFI's website at http://www.efi.com. Information on the website is not part of this document.

   Directors and Executive Officers of EFI. The following table sets forth the name, current business address, and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of EFI. With the exception of Jean-Louis Gassee, who is a citizen of France, each of these people is a citizen of the United States of America. The current business address of each person is in care of EFI, 303 Velocity Way, Foster City, California 94404.

                                 Present Principal Occupation or Employment;
                             Material Positions Held During the Past Five Years
Name and Age                               and Business Addresses
------------                ----------------------------------------------------
Gill Cogan, 47............. Mr. Cogan is currently a director of EFI. Mr. Cogan has been a managing director of Weiss, Peck & Greer,
                            L.L.C., an investment company located in San
                            Francisco, California since 1992, and has also been
                            a general partner of Weiss, Peck & Greer Venture
                            Partners, L.P located in San Francisco, California
                            since 1991. Mr. Cogan is currently a director of
                            Airgate PCS and several privately held companies.

Jean-Louis Gassee, 56...... Mr. Gassee is currently a director of EFI. Mr.
                            Gassee is currently chief executive officer of Be
                            Inc., a personal computer technology company located
                            in Menlo Park, California, which he joined in 1990.
                            Mr. Gassee is a director of Logitech and 3Com
                            Corporation.

                                Present Principal Occupation or Employment;
                            Material Positions Held During the Past Five Years
Name and Age                              and Business Addresses
------------               ----------------------------------------------------
Guy Gecht, 35............. Mr. Gecht is currently a director of EFI. Mr. Gecht was appointed Chief Executive Officer of EFI as of
                           January 1, 2000. From July 1999 to January 2000, he
                           served as President of EFI. From January 1999 to
                           July 1999, he was Vice President and General Manager
                           of Server Products of EFI. From October 1995 through
                           January 1999, he served as Director of Software
                           Engineering of EFI.

James S. Greene, 46....... Mr. Greene is currently a director of EFI. Mr.
                           Greene has been President and CEO of
                           perksatwork.com., a privately held enterprise
                           solution software company located in San Francisco,
                           California since February 2000. Mr. Greene was with
                           Andersen Consulting from August 1979 until February
                           2000. In the last three years he served as managing
                           partner of Andersen's ".com" business in the
                           Americas. In addition, he was the managing partner
                           of Andersen's Western Region business. Mr. Greene
                           serves on the advisory board of five start-ups
                           including Achex, OnePage.com, PlanetRX, Billpoint
                           and PurpleTie.com.

Dan Maydan, 64............ Dr. Maydan is currently a director of EFI. Dr.
                           Maydan has been President of Applied Materials Inc.,
                           a semiconductor manufacturing equipment company
                           located in Santa Clara, California since January
                           1994 and a member of its board of directors since
                           June 1992. Dr. Maydan currently serves on the board
                           of directors of Drexler Technology, and Komatsu
                           Electronics' advisory board. In addition, he serves
                           on the board of directors of the San Jose Symphony.

Fred Rosenzweig, 44....... Mr. Rosenzweig is currently a director of EFI. Mr.
                           Rosenzweig was appointed President of EFI as of
                           January 1, 2000. From July 1999 to January 2000, he
                           served as Chief Operating Officer of EFI. From
                           August 1998 to July 1999, Mr. Rosenzweig served as
                           Executive Vice President of EFI. From January 1995
                           to August 1998, Mr. Rosenzweig served as Vice
                           President, Manufacturing and Support of EFI.

Thomas I. Unterberg, 69... Mr. Unterberg is currently a director of EFI. Mr.
                           Unterberg is the co-founder and has served as a managing director of C.E. Unterberg Towbin, an investment banking firm located in New York, New
                           York, since June 1989. Mr. Unterberg is also a director of AES Corporation, Systems & Computer
                           Technology Corporation and ECCS, Inc.

Joseph Cutts, 37.......... Mr. Cutts was appointed Chief Financial Officer and
                           Corporate Secretary of EFI in April 2000. From
                           January 1999 until April 2000, Mr. Cutts served as
                           EFI's Vice President of Finance. From March 1997 to
                           January 1999, Mr. Cutts served as Director of
                           Finance of EFI. Mr. Cutts served as the Director of
                           Finance for the Nestle Beverage Company from June
                           1994 until he joined EFI in March 1997.

                                 Present Principal Occupation or Employment;
                             Material Positions Held During the Past Five Years
Name and Age                               and Business Addresses
------------                ----------------------------------------------------
Janice Smith, 36........... Ms. Smith has served as Vice President, Marketing and Human Resources of EFI since May 1998. From
                            October 1995 to May 1998, Ms. Smith served as Vice
                            President, Human Resources of EFI. From May 1993 to
                            October 1995, Ms. Smith served as Director of Human
                            Resources of EFI.

   Our Directors and Executive Officers. The following table sets forth the name, age, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each of our directors and executive officers. All of our directors and executive officers are citizens of the United States. Unless otherwise indicated, the current business address of each person is Vancouver Acquisition Corp., 303 Velocity Way, Foster City, California 94404. Each occupation set forth opposite an individual's name refers to employment with us, unless otherwise noted.

                                 Present Principal Occupation or Employment;
                             Material Positions Held During the Past Five Years
Name and Age                               and Business Addresses
------------                ----------------------------------------------------
Guy Gecht, 35.............. Mr. Gecht is the President of the Purchaser. Mr.
                            Gecht is currently a director of EFI and was
                            appointed Chief Executive Officer of EFI as of
                            January 1, 2000. From July 1999 to January 2000, he
                            served as President of EFI. From January 1999 to
                            July 1999, he was Vice President and General Manager
                            of Server Products of EFI. From October 1995 through
                            January 1999, he served as Director of Software
                            Engineering of EFI.

James Etheridge, 41........ Mr. Etheridge is the Vice President, Secretary and
                            General Counsel of the Purchaser. Mr. Etheridge has
                            served as Director of Strategic Relations and
                            General Counsel of EFI since June 1999. From October
                            1995 to June 1999, Mr. Etheridge held several
                            positions within the Strategic Relations department
                            of EFI.

   Except as described in this document, neither we nor EFI nor, to the best of our and EFI's knowledge, any of our or EFI's directors or executive officers has during the last five years (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of such laws.

   Current Ownership of Shares. Except as described in this document, (1) neither we nor EFI nor, to the best of our and EFI's knowledge, any of our or EFI's directors or executive officers or any associate or majority owned subsidiary of ours or EFI's, beneficially owns or has any right to acquire any shares and (2) neither we nor EFI nor, to the best of our and EFI's knowledge, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of these listed persons has effected any transaction in the Splash's common stock during the past 60 days. Mr. Gecht owns less than one percent of the outstanding shares. Please see Section 10 for a description of the merger agreement and the voting agreement.

   Past Contacts. Except as provided in the merger agreement and the voting agreement and as otherwise described in this document, neither we nor EFI nor, to the best of our and EFI's knowledge, any of our or EFI's directors or executive officers, has any agreement, arrangement, understanding, whether or not legally enforceable, with any other person with respect to any securities of Splash, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

   Except as set forth in this document, since January 1, 1998, neither we nor EFI nor, to the best of our and EFI's knowledge, any of our or EFI's directors or executive officers, has had any transaction with Splash or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC.

   In early 1999, representatives from EFI and Splash briefly met to discuss a potential transaction, but no meetings were held subsequently until July 2000, when EFI and Splash began discussing a business combination which led to this transaction. Except as set forth in the previous sentence, since January 1, 1998, there have been no other negotiations, transactions or material contacts between us, EFI, or any of our or EFI's subsidiaries or, to the best of our and EFI's knowledge, any of our or EFI's directors or executive officers, on the one hand, and Splash or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of Splash's securities, an election of Splash's directors or a sale or other transfer of a material amount of assets of Splash.

9. Financing of Our Offer and the Merger.

   We estimate our total funds required to consummate our offer and the merger is approximately $146 million. We estimate our related fees and expenses to be approximately $800,000. We will obtain all funds from EFI. EFI will provide the funds from its existing resources, and therefore, there are no financing conditions which must be met prior to our receipt of the necessary funds.

10. Background of Our Offer; Contacts With Splash; Merger Agreement; Tender and Voting Agreement; Exclusivity Agreement; Confidentiality Agreement; Employment Offer Letters.

   In June 2000, Mr. Joseph Cutts, EFI's chief financial officer, and Mr. Kevin Macgillivray, Splash's chief executive officer, met each other for the first time at a conference. In late July 2000, Mr. Cutts contacted Mr. Macgillivray regarding a possible combination or acquisition. Both Splash and EFI sell color server products, and each is very familiar with the other's business and technologies.

   To facilitate discussions between the parties, on August 9, 2000, Splash and EFI entered into a mutual confidentiality and standstill agreement.

   On August 14, 2000, representatives of Splash and EFI and their respective counsel met formally for the first time to explore whether there was a possible transaction between the parties. At this time, both companies acknowledged their familiarity with each other's business and management exchanged limited financial and other information.

   During the weeks of August 14 and August 21, there were numerous discussions and meetings between Splash's and EFI's management regarding a possible transaction. At these meetings Splash's management indicated an interest in receiving EFI's stock in a potential transaction and EFI indicated its preference to pay cash for shares of Splash's stock.

   On August 18, 2000, Mr. Macgillivray advised Mr. Guy Gecht, EFI's chief executive officer, and Mr. Cutts of Splash's upcoming board of directors meeting at which the board of directors would be reviewing with representatives of TWP and Wilson Sonsini Goodrich & Rosati, P.C., Splash's outside counsel, the status of its strategic options review. Among other things, Mr. Macgillivray advised Mr. Gecht that he believed EFI should submit a term sheet indicating the terms of any proposed transaction including a price range and other material terms.

   On August 22, 2000, EFI and its internal and outside legal counsel commenced their due diligence of Splash.

   On the afternoon of August 24, 2000, Mr. Gecht called Mr. Macgillivray indicating that, subject to consummation of its ongoing due diligence and negotiation of other satisfactory terms, EFI was interested in a cash acquisition at a price range of $9 to $10 per share of Splash's common stock.

   Early in the morning of August 25, 2000, Mr. Macgillivray contacted Mr. Gecht indicating that Splash's board of directors was not prepared to proceed with discussions unless EFI delivered a more definitive proposal at a higher acquisition price. He also advised Mr. Gecht that the economic terms of any possible transaction were to be negotiated on behalf of the board of directors by representatives of TWP with the assistance of Wilson Sonsini. Mr. Gecht later informed Mr. Macgillivray that Mr. Thomas Unterburg, an EFI director, was to be the individual with whom TWP's representative was to speak regarding the possible transaction.

   On the evening of August 25, 2000, EFI provided Splash's management with a non-binding proposal indicating a cash price of $10 per share. The term sheet also provided for, among other things, a 5% "break-up fee" (approximately $7,350,000) required to be paid by Splash if Splash entered into an agreement with respect to an acquisition proposal superior to EFI's offer or the board of directors changed its recommendation in favor of EFI's offer in favor of a competing transaction; a Splash "lock-up option" in favor of EFI to acquire 19.9% of the outstanding common stock at $10 per share; and an option by Splash's officers and directors granting to EFI the right to acquire their shares of common stock. The EFI proposal was conditioned on, among other conditions, EFI's satisfactory completion of its due diligence and Splash's agreement to negotiate any potential acquisition of Splash exclusively with EFI until September 8, 2000, a roughly two-week period.

   On August 26, 2000, a representative of TWP communicated to Mr. Unterburg, EFI's representative, Splash's desire for a higher acquisition price comprised of EFI stock and Splash's willingness to agree to an exclusivity period ending on August 30, 2000. The TWP representative also indicated that the 5% break-up fee, the 19.9% lock-up option and certain other provisions in the term sheet were unacceptable from Splash's perspective. In response, Mr. Unterburg indicated to the TWP representative that EFI was unwilling to pursue a stock transaction and that $10 per share was the highest price that EFI was willing to pay. Without agreeing to the terms of a possible acquisition, the parties agreed to an exclusive negotiating period ending August 30, 2000.

   During the night of August 26, 2000, the parties entered into the exclusivity agreement.

   On August 28, 2000, EFI's outside counsel, Brobeck, Phleger & Harrison LLP, delivered a draft merger agreement. The draft agreement provided for $10 per share in cash, extensive representations and warranties to be made by Splash; numerous conditions to EFI's offer; an agreement by Splash not to solicit third-party proposals to acquire the company; a 5% break-up fee; a 19.9% lock-up option; and an option by Splash's officers and directors granting to EFI the right to acquire their shares.

   On August 28 and 29, 2000, Splash's and EFI's respective outside counsel negotiated a number of the terms of the merger agreement making progress on the scope of Splash's representations and warranties and the conditions to EFI's proposed offer. The parties, however, did not progress on the break-up fee, the 19.9% lock-up option or the director/officer option.

   During the day on August 30, 2000, Splash's and EFI's respective outside counsel continued to negotiate the terms of the merger agreement. Early in the evening on August 30th, representatives of Splash, EFI, TWP, Brobeck and Wilson Sonsini met telephonically to negotiate and resolve outstanding issues on the merger agreement and assist EFI in concluding its due diligence investigation of Splash. During this meeting, the parties agreed to reduce the break-up fee to $5,500,000, or approximately 3.75% of the transaction price, and EFI dropped its requirements for the 19.9% lock-up and director/officer options.

   During the evening of August 30, 2000, EFI's board of directors met telephonically twice to discuss the proposed acquisition. During the meeting, the board received presentations from management and Brobeck. After careful consideration, EFI's board approved the proposed transactions.

   During the night of August 30, 2000, we, Splash, and EFI executed the merger agreement and simultaneously, we, EFI, the directors and several officers of Splash executed the tender and voting agreement.

   On September 14, 2000, we commenced our offer.

 The Merger Agreement

   The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which we incorporate by reference, and has been filed as an exhibit to the Tender Offer Statement on Schedule TO filed with the SEC by us and EFI in connection with our offer. The merger agreement may be examined and copies may be obtained at the places set forth in Section 7 or downloaded at http://www.sec.gov. Defined terms used in this discussion and not defined will have the meanings given to those terms in the merger agreement.

   Our Offer. The merger agreement provides for the commencement of our offer within ten business days after the public announcement of the execution and delivery of the merger agreement. Our obligation to accept for payment shares tendered pursuant to our offer is subject to the satisfaction of the Minimum Condition, the Antitrust Condition and the other conditions that are described in Section 14. Subject to the applicable law and the terms and conditions of the merger agreement, we and EFI expressly reserve the right to waive any of these conditions in whole or in part, in our sole discretion, and also expressly reserve the right to increase the price per share payable in our offer and to make any other changes in the terms and conditions of our offer; provided, however, that, without the written consent of Splash, we will not amend or waive the Minimum Condition and will not decrease the number of shares sought in our offer, change the form of or decrease the amount of consideration to be paid, impose conditions to our offer in addition to those set forth in
Section 14, make any other change in our offer which is materially adverse to you or extend our offer (except as permitted by the merger agreement).

   The Merger. The merger agreement provides that, upon its terms and subject to its conditions, and in accordance with Delaware law, we will merge with and into Splash. As a result of the merger, our separate corporate existence will cease and Splash will continue as the surviving corporation and will become a wholly owned subsidiary of EFI. Upon consummation of the merger, each issued and then outstanding share (other than any shares held in the treasury of Splash, or owned by us, EFI or any direct or indirect wholly owned subsidiary of EFI or of Splash and any shares that are held by stockholders who have not voted in favor of the merger or consented thereto in writing and who will have demanded appraisal in accordance with Delaware law) will be canceled and converted automatically into the right to receive the merger consideration, which will be equal to the consideration paid pursuant to our offer.

   Pursuant to the merger agreement, each share of our common stock which is issued and outstanding immediately prior to the effective time of the merger will be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $.001 per share, of Splash, the surviving corporation.

   The merger agreement provides that our directors and officers will be the directors and officers of Splash after the merger. Subject to the merger agreement, our certificate of incorporation, as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation of Splash after the merger. Subject to the merger agreement, our bylaws, as in effect immediately prior to the effective time of the merger, will be the bylaws of Splash after the merger.

   Stockholders' Meeting. If required by applicable law in order to consummate the merger, Splash, acting through its board of directors, will, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable following our acceptance for payment and purchase of shares pursuant to our offer for the purpose of considering and taking action upon the adoption of the merger agreement. If we acquire at least a majority of the outstanding shares in our offer, we will have sufficient voting power to approve the merger without needing other stockholders to vote in favor of the merger. We and EFI have agreed to vote all shares then owned by us and our subsidiaries in favor of adoption of the merger agreement. The merger agreement provides that, in the event that we acquire at least 90% of the then outstanding shares, we, EFI and Splash will take all necessary and appropriate action to cause the merger to become effective, in accordance with Delaware law, as promptly as reasonably practicable after our acquisition of 90% of the then outstanding shares, without a meeting of Splash's stockholders.

   Proxy Statement. If required by applicable law in order to consummate the merger, Splash, acting through its board of directors, will, in accordance with applicable law,

  . prepare and file with the SEC a preliminary proxy or information statement relating to the merger and the merger agreement;

  . after consultation with EFI, respond promptly to any comments made by the SEC or its staff;

  . mail the proxy statement to its stockholders;

  . use its best efforts to solicit proxies in favor of the adoption of the merger agreement; and

  . take all other action necessary or advisable to secure any vote or consent of stockholders required by Delaware law to effect the merger.

   Splash has agreed to include in the proxy statement the recommendation of its board of directors of Splash that you vote in favor of the adoption of the merger agreement.

   Conduct of Business by Splash pending the Merger. In the merger agreement, Splash agreed that between August 30, 2000 and the date on which EFI appoints a majority of the members of the board of directors of Splash, except as expressly contemplated by the merger agreement or as agreed in writing by EFI (which agreement will not be unreasonably withheld or delayed):

  . the business of Splash and each of the subsidiaries of Splash will be conducted only in the ordinary course and substantially in the same manner as previously conducted, and Splash and each subsidiary of Splash will use its commercially reasonable efforts to preserve its business organization intact, keep available the services of its current officers and employees and maintain its existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with it;

  . neither Splash nor any subsidiary of Splash will: (1) amend its certificate of incorporation or by-laws or similar organizational documents, (2) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or voting debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any voting debt, other than shares reserved for issuance on August 30, 2000 pursuant to the exercise of options and purchase rights under Splash's Employee Stock Purchase Plan outstanding on August 30, 2000, (3) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, (4) split, combine or reclassify any shares of any class or series of its stock or (5) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares (other than repurchases of restricted stock at cost pursuant to agreements outstanding on August 30, 2000 or entered into after August 30, 2000 in compliance with the provisions of the merger agreement);

  . neither Splash nor any subsidiary of Splash will (1) incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice or (2) modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

  . neither Splash nor any subsidiary of Splash will (1) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (2) modify the terms of any indebtedness or other liability, other than modifications of short term debt in the ordinary and usual course of business and consistent with past practice; (3) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in certain circumstances; (4) make any loan, advance or capital contribution to, or investment in, any other person (other than to or in wholly owned subsidiary of Splash); or (5) enter into any material commitment or transaction (including any capital expenditure or purchase, sale or lease of assets or real estate) with a value of $250,000 for any individual commitment or transaction or an aggregate value of $1,500,000 for all commitments or transactions;

  . neither Splash nor any subsidiary of Splash will transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets which are material, individually or in the aggregate, to the business of Splash and subsidiary of Splash, taken as a whole, other than in the ordinary and usual course of business and consistent with past practice;

  . except as otherwise specifically provided in the merger agreement or in the Schedule 14D-9, neither Splash nor any subsidiary of Splash will make or offer to make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in wages to employees who are not officers or directors or affiliates in the ordinary course of business and consistent with past practice) or to persons providing management services, or enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to a benefit plan of Splash or otherwise;

  . except as otherwise specifically contemplated by the merger agreement or by the Schedule 14D-9, neither Splash nor any subsidiary of Splash will
    (1) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate (except payments and accruals made in the ordinary course of business consistent with past practice), (2) pay, offer to pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of Splash or any subsidiary of Splash of any amount relating to unused vacation days (except payments and accruals made in the ordinary course of business consistent with past practice), (3) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any benefit plan, agreement or arrangement, or amend in any material respect any existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

  . except as may be required by applicable law, neither Splash nor any subsidiary of Splash will enter into, adopt or amend or terminate any benefit plan, agreement or arrangement;

  . neither Splash nor any subsidiary of Splash will exercise its discretion or otherwise voluntarily accelerate the vesting of any option as a result of the merger or any other "change in control" of Splash or otherwise;

  . neither Splash nor any subsidiary of Splash will revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by generally accepted accounting principles;

  . neither Splash nor any subsidiary of Splash will settle or compromise any pending or threatened suit, action or claim that (1) relates to the transactions contemplated by the merger agreement or (2) the settlement or compromise of which would involves more than $250,000 and does not obligate Splash to take or refrain from taking any action other than the payment of the sum or that would otherwise be material to Splash and the subsidiaries of Splash, taken as a whole, or that relates to any intellectual property matters;

  . neither Splash nor any subsidiary of Splash will pay, purchase, discharge or satisfy any of its claims, liabilities or obligations, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the financial statements or incurred, after August 30, 2000, in the ordinary course of business;

  . neither Splash nor any subsidiary of Splash will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Splash or any subsidiary of Splash (other than the merger);

  . neither Splash nor any subsidiary of Splash will (1) change any of the accounting methods used by it unless required by GAAP or (2) make any material election relating to taxes, change any material election relating to taxes already made, adopt any material accounting method relating to taxes, change any material accounting method relating to taxes unless required by generally accepted accounting principles or change in the U.S. tax laws, enter into any closing agreement relating to taxes, settle any claim or assessment relating to taxes or consent to any claim or assessment relating to taxes or any waiver of the statute of limitations for any such claim or assessment;

  . neither Splash nor any subsidiary of Splash will take, or agree to commit to take, any action that could or would be reasonably likely to result in any of the conditions to our offer or any of the conditions to the merger not being satisfied, or that would materially impair the parties' ability to consummate our offer or the merger in accordance with its terms or materially delay such consummation; and

  . neither Splash nor any subsidiary of Splash will enter into an agreement, contract, commitment, understanding or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

   Board Representation. The merger agreement provides that promptly after the later to occur of (1) the purchase of and payment for any shares by EFI or any of its subsidiaries as a result of which EFI and its subsidiaries own beneficially at least a majority of the then outstanding shares and (2) compliance with Section 14(f) of the Exchange Act, and Rule 14f thereunder, EFI will be entitled to designate up to the number of directors, rounded up to the next whole number, on Splash's board of directors as will give EFI representation proportionate to the percentage of the total outstanding number of shares that we or any of our affiliates beneficially owns. Splash will, upon request of EFI, use its reasonable best efforts promptly either to increase the size of its board of directors or to secure the resignations of some of its incumbent directors, or both as is necessary to enable EFI's designees to be so elected or appointed to Splash's board of directors, and Splash will take all actions available to Splash to cause EFI's designees to be so elected or appointed at that time. At that time, Splash will, if requested by EFI, also take all action necessary to cause EFI's designees to have the same percentage representation on each committee of Splash's board of directors; each board of directors (or similar body) of each subsidiary of Splash; and each committee (or similar body) of each its and its subsidiaries' board of directors.

   If EFI's designees are elected or appointed to Splash's board of directors, the board must (until the effective time of the merger) include at least two directors who are independent, and the affirmative vote of a majority of those independent directors is required after the acceptance for payment of shares pursuant to our offer and prior to the effective time of the merger, before Splash (1) amends or terminates the merger agreement, (2) exercises or waives any of its rights, benefits or remedies contained in the merger agreement if the exercise or waiver adversely affects stockholders (other than EFI or us) or
(3) takes any other action under or in connection with the merger agreement if the action adversely affects stockholders (other than EFI or us).

   Access to Information. Splash has agreed to (and will cause each of its subsidiaries to) give the officers, employees, accountants, counsel and other representatives of EFI, full access to all its properties, books, contracts, commitments and records, and, during the period, Splash will (and will cause each of its subsidiaries to) furnish promptly to EFI a copy of each report, schedule, registration statement and other document filed or received by it during the period pursuant to the requirements of federal securities laws and all other information concerning its business, properties and personnel as EFI reasonably requests. We and EFI have agreed to keep such information confidential, except in certain circumstances.

   No Solicitation of Transactions. In the merger agreement, Splash agreed to immediately cease any and all existing activities, discussions or negotiations with any and all parties conducted prior to August 30, 2000 with respect to any Acquisition Proposal.

   An "Acquisition Proposal" means any proposal or offer to acquire (i) all or greater than 15% of the business or properties of Splash or any subsidiary of Splash, whether by merger, tender offer, exchange offer, sale of assets, consolidation, other business combination, recapitalization, reorganization, liquidation, dissolution or other transactions involving Splash, any subsidiary of Splash, any division or operating or principal business unit of Splash or any subsidiary of Splash or (ii) 15% or more of the capital stock or other equity interests in Splash or any subsidiary of Splash.

   As a general rule, Splash agreed that neither Splash nor any subsidiary of Splash or affiliate of Splash will (and that Splash would cause the officers, directors, employees, representatives and agents of Splash, each subsidiary of Splash and each affiliate of Splash, including investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate or resume (including by way of furnishing or disclosing non-public information) or facilitate any discussions, inquiries, negotiations or the making of any proposals with respect to or concerning any Acquisition Proposal.

   However, prior to the time of acceptance of shares for payment pursuant to our offer, Splash may furnish information concerning its business, properties or assets to any person or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with the entity or group concerning an Acquisition Proposal if the entity or group has, on an unsolicited basis, submitted a bona fide Acquisition Proposal in writing to the board of directors of Splash which:

     (1) the board of directors of Splash determines in good faith, consistent with advice of an independent investment banker (a) is capable of being and likely to be funded on the disclosed terms and (b) is likely to be consummated in accordance with its terms; and

     (2) the board of directors of Splash determines in good faith (a) after consultation with outside legal counsel, that failure to take action would likely be contrary to its fiduciary duties to Splash's stockholders under applicable law and (b) that the Acquisition Proposal is superior, from a financial point of view, to the transactions with EFI and us, after taking into account, and consistent with advice, of TWP as to superiority of the Acquisition Proposal.

   Splash will promptly, and in any event within twenty-four hours, notify EFI of the receipt of any proposal, discussion, negotiation or inquiry received by Splash, any subsidiary of Splash or any of their respective representatives, and Splash will promptly, and in any event within twenty-four hours, communicate to EFI the terms of any proposal, discussion, negotiation or inquiry which it, any subsidiary of Splash or any of their respective representatives may receive (and will promptly, and in any event within twenty-four hours, provide to EFI copies of any written materials received by Splash, any subsidiary of Splash or their respective representatives in connection with the proposal, discussion, negotiation or inquiry) and the identity of the party making the proposal or inquiry or engaging in a discussion or negotiation. Splash will promptly provide to EFI any non-public information concerning Splash provided to any other party which was not previously provided to EFI.

   As a general rule, neither Splash's board of directors, nor any committee of the board, can:

     (1) withdraw or modify, or propose to withdraw or modify, or take any action in furtherance of the withdrawal or modification, in a manner adverse to EFI or us, the approval or recommendation of our offer, the merger agreement or the merger,

     (2) approve or recommend or propose to approve or recommend or take any action in furtherance of approval of recommendation of, any Acquisition Proposal or

     (3) enter into any agreement with respect to any Acquisition Proposal.

   However, prior to the time of acceptance for payment of shares pursuant to our offer, Splash's board of directors may withdraw or modify its approval or recommendation of our offer, the merger agreement or the merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the second business day following EFI's receipt of written notice from Splash advising EFI that the board of directors of Splash has received a Superior Proposal which it intends to accept, specifying the terms and conditions of the Superior Proposal and identifying the Person making the Superior Proposal.

   A "Superior Proposal" means an unsolicited Acquisition Proposal (but changing the 15% amount in clause (a)(ii) of the definition of Acquisition Proposal to 50%) not resulting from, arising out of or otherwise by virtue of any breach of the non-solicitation provisions of the merger agreement which (1) has been submitted, in writing, to the board of directors of Splash which the board of directors of Splash determines in good faith, consistent with advice of an independent investment banker, (A) is capable of being and likely to be funded on the disclosed terms and (B) is likely to be consummated in accordance with its terms; and (2) the board of directors of Splash determines in good faith (a) after consultation with outside legal counsel, that failure to take action would likely be contrary to its fiduciary duties to Splash's stockholders under applicable law and (b) that the Acquisition Proposal is superior, from a financial point of view, to the transactions with EFI and us, after taking into account and consistent with advice of TWP as to superiority of the Acquisition Proposal.

   Splash agreed not to (1) enter into any agreement, arrangement or understanding with any third party providing for the payment of fees or reimbursement of expenses in the event EFI makes a proposal in response to the Superior Proposal or (2) enter into any agreement with respect to a Superior Proposal unless and until the merger agreement is terminated and Splash has paid the termination fee due to EFI.

   The merger agreement does not prohibit Splash or Splash's board of directors from (1) taking and disclosing to Splash's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, or (2) making disclosure to Splash's stockholders if, as and when the board of directors of Splash determines in good faith, after consultation with outside counsel, that disclosure is required in order to comply with their fiduciary duties to Splash's stockholders under applicable law; provided, however, that Splash will not, except as permitted by the merger agreement, withdraw or modify, or propose to withdraw or modify, its position with respect to our offer or the merger or approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal.

   Treatment of Stock Options. The merger agreement provides that at the effective time of the merger or, if less than 90% of the outstanding shares on a fully-diluted basis are accepted for purchase in our offer, upon our purchase of shares pursuant to our offer, each stock option of Splash which is then outstanding and unexercised will be converted into options to purchase common stock of EFI; provided, however, that the terms of the option will be adjusted as follows:

  . the number of shares of common stock purchasable upon exercise of the assumed option will be equal to the number of shares that were purchasable under the assumed option multiplied by the number obtained when dividing our offer price by the average of the closing prices of EFI common stock during the ten consecutive trading days ending on and including the third trading day immediately prior to the day during which the closing of the merger occurs, and rounded down to the nearest whole share, and

  . the per share exercise price under each the assumed option will be adjusted by dividing the per share exercise price of each the assumed option by the number obtained when dividing our offer price by the average of the closing prices of EFI common stock during the ten consecutive trading days ending on and including the third trading day immediately prior to the day during which the closing of the merger occurs, and rounding up to the nearest cent.

   EFI has agreed to register the shares of its common stock subject to the assumed options under the Securities Act pursuant to a registration statement on Form S-8.

   Directors' and Officers' Indemnification. In the merger agreement, EFI agreed that for six years after the effective time of the merger, EFI will, and will cause Splash to, as a surviving corporation (or any successor), indemnify, defend and hold harmless each present and former officer and director of Splash or the subsidiaries of Splash against all losses arising out of actions or omissions occurring at or prior to the effective time of the merger to the full extent required under applicable Delaware law, the terms of Splash's certificate of incorporation, Splash's indemnification agreements, or Splash's by-laws, as in effect on August 30, 2000, but, if any claim or claims are asserted or made within the six-year period, all rights to indemnification in respect of the claim or claims will continue until disposition of any and all claims.

   EFI or Splash, as the surviving corporation, will maintain Splash's existing officers' and directors' liability insurance for the six years following the effective date of the merger. EFI may substitute policies with substantially equivalent coverage and amounts which contain terms no less favorable to the former directors or officers. In no event will EFI or Splash be required to pay aggregate annual directors and officers insurance premiums in excess of 150% of the aggregate premiums paid by Splash in the twelve months prior to August 30, 2000, on an annualized basis; but if EFI or Splash is unable to obtain the amount of insurance required by the merger agreement for the aggregate annual premium, EFI or Splash will obtain as much insurance as can be obtained for an annual premium not in excess of 150% of the aggregate directors and officers insurance premiums paid by Splash in the twelve months prior to August 30, 2000, on an annualized basis.

   Representations and Warranties. The merger agreement contains various customary representations and warranties of the parties thereto including representations by Splash as to its organization and qualification, its subsidiaries, capitalization, authorization of the execution of the merger agreement, receipt of board approval, the vote required for adoption of the merger agreement, the necessary consents and approvals, reports it filed with the SEC, its financial statements, undisclosed liabilities, interim operations, absence of changes since December 31, 1999, litigation, employee benefit plans, tax matters, leases, environmental issues, intellectual property, employment matters, compliance with laws, contracts, opinion of TWP, brokers and finders, the absence of questionable payments, the information contained in its Schedule 14D-9 and the Rights Agreement, dated as of January 27, 1999, between Splash and BankBoston, N.A.

   Conditions to the Merger. Under the merger agreement, the respective obligations of each party to effect the merger are subject to the satisfaction, at or prior to the effective time of the merger, of the following conditions:

  . the merger agreement has been adopted by the requisite vote of the stockholders, if required by applicable law, in order to consummate the merger;

  . no statute, rule or regulation has been enacted or promulgated by any governmental entity which prohibits the consummation of the merger, and there is no order or injunction of a court of competent jurisdiction in effect precluding consummation of the merger;

  . We, EFI, or any of our affiliates has purchased the shares pursuant to our offer;

  . any governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated by the merger agreement and to operate the business of Splash and the subsidiaries of Splash after the effective time of the merger in all material respects as it was operated prior thereto has been given, obtained or complied with, as applicable;

  . the applicable waiting period under the U.S. antitrust laws have expired or been terminated; and

  . the proxy statement, if required to be prepared and disseminated to Splash's stockholders, have been cleared by the SEC and not be the subject of any stop order.

   Termination. The transactions contemplated by the merger agreement may be terminated or abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval is obtained:

  . by the mutual written consent of EFI and Splash;

  . by either of Splash or EFI:

   . if either our offer expired and we did not purchase any shares or we did not accept any shares pursuant to our offer prior to December 31, 2000 (or February 28, 2001, if extended by Splash or EFI in accordance with the merger agreement); or

   . if any governmental entity has issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto will use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, shares pursuant to our offer or the merger and such order, decree, ruling or other action has become final and non-appealable.

  . by Splash:

   . if our offer is not commenced within ten business days following the date of the initial public announcement of our offer (unless Splash is at that time in material breach of its obligations under the merger agreement);

   . if Splash's board of directors withdraws or modifies its approval or recommendation of our offer, the merger agreement or the merger, approves or recommends a Superior Proposal, or enters into an agreement with respect to a Superior Proposal, in each case at any time after the second business day following EFI's receipt of written notice from Splash advising EFI that the board of directors of Splash has received a Superior Proposal which it intends to accept, specifying the terms and conditions of the Superior Proposal and identifying the person making the Superior Proposal, but only if Splash makes simultaneous payment to EFI of the termination fee; or

   . if we or EFI has breached in any material respect any of our respective representations, warranties, covenants or other agreements contained in the merger agreement and (1) the breach is not curable or (2) ten business days have elapsed subsequent to notice to EFI or us of the breach and the breach has not been cured within that ten business day period.

  . by EFI (on behalf of itself and us):

   . if, due to an occurrence, not involving a breach by EFI or us of our obligations under the merger agreement, which makes it impossible to satisfy any of the conditions to our offer, our offer is not commenced within ten business days following the date of the initial public announcement of our offer;

   . if, prior to our purchase of shares pursuant to our offer, Splash's board of directors withdraws, modifies or changes in a manner adverse to EFI or us its approval or recommendation of our offer, the merger agreement or the merger or recommends an Acquisition Proposal or executes a letter of intent, agreement in principle or definitive agreement relating to an Acquisition Proposal; or

   . if, prior to the purchase of shares pursuant to our offer, Splash has breached any representation, warranty, covenant or other agreement contained in the merger agreement which would give rise to the failure of the conditions to our offer and (1) the breach is not curable or (2) ten business days have elapsed subsequent to the date on which Splash received notice of the breach and the breach has not been cured within that ten business day period.

   Effect of Termination. In the event of the termination or abandonment of the transactions contemplated by the merger agreement pursuant to the terms of the merger agreement, there will be no liability on the part of EFI or Splash except (1) for fraud or for willful material breach of the merger agreement prior to the termination or abandonment and (2) for fees, as described below, or (3) for Splash's breach of the access and confidentiality covenant outlined in the merger agreement.

   Fees. The merger agreement provides that Splash must pay EFI $5,500,000:

  . concurrently with the execution of an agreement or acceptance of a Superior Proposal, if Splash or EFI terminates or abandons the transactions contemplated by the merger agreement because (1) either our offer expired and we did not purchase any shares or we did not accept any shares pursuant to our offer prior to December 31, 2000 (or February 28, 2001, if extended by either Splash or EFI in accordance with the merger agreement) and (2) at a time of the termination the only condition not satisfied is the Minimum Condition and there has been publicly announced and not withdrawn another Acquisition Proposal and (3) within twelve months of the termination Splash either (a) consummates a transaction contemplated by an Acquisition Proposal or (b) enters into an agreement with respect to an Acquisition Proposal which transaction is consummated within six months of entering into the agreement (but changing, in any case, the 15% amount in clause (a)(ii) of the definition of Acquisition Proposal to 50%).

  . concurrently with the entering into of the agreement implementing the Acquisition Proposal, if Splash terminates or abandons the transactions contemplated by the merger agreement because, prior to the time of acceptance for payment of shares pursuant to our offer, Splash's board of directors withdraws or modifies its approval or recommendation of our offer, the merger agreement or the merger, approves or recommends a Superior Proposal, or enters into an agreement with respect to a Superior Proposal, in each case at any time after the second business day following EFI's receipt of written notice from Splash advising EFI that the board of directors of Splash has received a Superior Proposal which it intends to accept, specifying the terms and conditions of the Superior Proposal, identifying the person making the Superior Proposal; or

  . within two business days of a termination or abandonment, if EFI terminates or abandons the transactions contemplated by the merger agreement because, prior to our purchase of shares pursuant to our offer, Splash's board of directors withdraws, modifies or changes in a manner adverse to EFI or us its approval or recommendation of our offer, the merger agreement or the merger or recommends an Acquisition Proposal or executes a letter of intent, agreement in principle or definitive agreement relating to an Acquisition Proposal.

 The Tender and Voting Agreement

   The following is a summary of the material provisions of the Tender and Voting Agreement, dated as of August 30, 2000, by and among us, EFI and Kevin
K. MacGillivray, John Ritchie, Sally Cabbel, David Emmett, Mark Hill, Peter Y. Chung, Charles W. Berger, Jan L. Gullet, and Harold L. Covert, who are Splash's directors and several of its officers. The aggregate number of shares covered by the voting agreement is 193,663, representing approximately 1.3% of the total outstanding shares as of September 11, 2000.

   Tender of shares. On or before September 27, 2000, each of these directors and officers have agreed to tender all of his or her shares to us pursuant to our offer.

   Voting. Each of these directors and officers further agreed that from August 30, 2000 until either the effective time of the merger or the time the parties later agree to, at any meeting of Splash's stockholders, however called, and in any action by consent of Splash's stockholders, he or she will vote his or her shares (1) in favor of the merger and the merger agreement, (2) against any Acquisition Proposal, (3) against any proposal for action or agreement (a) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Splash under the merger agreement or (b) which is reasonably likely to result in any of the conditions of our obligations under the merger agreement, or any of the conditions to our obligation to purchase and pay for tendered shares pursuant to our offer, not being fulfilled, (4) against any change in the directors of Splash, (5) any change in the present capitalization of Splash, (6) against any amendment to Splash's certificate of incorporation or bylaws or any other material change in Splash's corporate structure or business, (7) against any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the merger agreement or the likelihood of the transactions being consummated and (8) in favor of any other matter necessary for consummation of the transactions contemplated by the merger agreement. These directors and officers agreed that they will execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for us or our nominees to vote shares owned by the executive officers and directors directly.

   Irrevocable Proxy. Pursuant to the voting agreements, these directors and officers (1) revoked all prior proxies or powers of attorney governing the shares owned by them and (2) granted an irrevocable proxy to EFI and us or any nominee to vote and act (by written consent or otherwise) with respect to all of the shares owned by them at any meeting of Splash's stockholders or by written consent in lieu of any meetings with regard to any matter covered in the paragraph above.

   No Disposition or Encumbrance of Shares. Except as contemplated by the voting agreement and the merger agreement, these directors and officers agreed not to (1) transfer or agree to transfer shares or any interest in their shares, or create or permit to exist any encumbrance on their shares, (2) enter into any agreement or understanding with respect to any transfer of any or all of their shares or any interest therein, (3) grant any proxy, power-of-attorney or other authorization in or with respect to their shares, (4) deposit their shares into a voting trust or enter into a voting agreement or arrangement with respect to their shares, or (5) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the merger agreement.

   Termination. The voting agreement will terminate and be of no further force and effect (1) by the written mutual consent of the parties hereto or (2) automatically upon the effective time of the merger.

 Exclusivity Agreement

   The following is a summary of provisions of the exclusivity agreement, dated August 26, 2000, between Splash and EFI. This summary is qualified in its entirety by reference to the exclusivity agreement, which we incorporate by reference, and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. The exclusivity agreement may be examined and copies may be obtained at the places set forth in Section 7.

   In the exclusivity agreement, Splash agreed that between August 26, 2000 and 11:59 p.m. on August 30, 2000 (or, if earlier, the date EFI and Splash execute definitive agreements or EFI notifies Splash that it does not intend to continue discussions), Splash would not, directly or indirectly, solicit, initiate, seek, encourage, support or entertain any proposal to sell itself or any material portion of itself to anyone other than EFI. Splash also agreed to discontinue any current discussions it was having about such a transaction and agreed not to furnish information about itself or its business to any third party other than EFI.

   In the exclusivity agreement, Splash and EFI agreed that, unless disclosure was required by law, they would not publicly announce their discussions. The exclusivity agreement expired in accordance with its terms on August 30, 2000 at 11:59 p.m.

 Confidentiality Agreement

   The following is a summary of the material provisions of the confidentiality agreement, dated August 9, 2000, between Splash and EFI. This summary is qualified in its entirety by reference to the confidentiality agreement, which is incorporated herein by reference, and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. The confidentiality agreement may be examined and copies may be obtained at the places set forth in Section 7.

   Pursuant to the terms of the confidentiality agreement, Splash and EFI agreed to provide one another some of its non-public confidential and proprietary information, and each agreed, on behalf of itself and any of its representatives that received any of the confidential information, among other things: (1) to keep the disclosed information confidential, except in specific situations, (2) not to use the confidential information for any purpose other than to evaluate a possible transaction between the parties, and (3) for a period of one year following the terminations of negotiations between the parties, neither will directly or indirectly solicit for hire any employee of the other with whom it has met or been made aware of during negotiations.

   The confidentiality agreement also provides that, between August 9, 2000 and August 9, 2001, neither party nor its affiliates would, directly or indirectly, unless the other party's board of directors requests, (1) acquire or offer or agree to acquire any securities (or direct or indirect rights to acquire any securities) or assets of the other party, its subsidiaries, successor or control person, (2) make or participate in a solicitation of proxies or try to influence the voting of the other party's securities, (3) publicly propose an extraordinary transaction with the other party, (4) try to control or influence the management, board of directors or policies of the other party or (5) take any action that could reasonably be expected to require the other party to make a public announcement regarding the possibility of any of the events described in (1) - (4).

 Employment Offer Letters

   In connection with the execution and delivery of the merger agreement, EFI and Splash agreed that EFI would offer employment, after consummation of the merger, to Kevin Macgillivray, Splash's chief executive officer, John Ritchie, Splash's chief financial officer, David Emmett, Splash's vice president of engineering, and Sally Cabbell, Splash's director of human resources. The offer letters are currently under negotiation. The offer letters provide for continued employment for 90 days after the merger is completed, except for Mr. Ritchie's which provides for his continued employment for 90 days or January 31, 2001, whichever is later. The offer letters supercede all existing bonus programs, compensation, stock purchase and option plans and employment agreements with Splash. The offer letters also provide for acceleration of a portion of each employee's stock options at the end of the employment period, targeted bonuses based on revenues of Splash during the employment period, and base salary levels. We can not assure you of the final terms of the offer letters and, once they are finalized, Splash will file them as exhibits to an amendment to its Schedule 14D-9 filed with the SEC.

11. Purpose of Our Offer; Plans for Splash after Our Offer and the Merger.

   Purpose of Our Offer. We are making our offer pursuant to the merger agreement. The purpose of our offer and the merger is for EFI to gain control of, and purchase the entire equity interest in, Splash. The purpose of the merger is for EFI to acquire all shares not purchased pursuant to our offer. Upon consummation of the merger, Splash will become a wholly owned subsidiary of EFI.

   Under Delaware law, the approval of Splash's board of directors and the affirmative vote of the holders of a majority of the outstanding shares is required to approve and adopt the merger agreement and the transactions contemplated by it, including the merger. Unless the merger is consummated pursuant to the short-form merger provisions under Delaware law as described below, the only remaining required corporate action of Splash is the approval and adoption of the merger agreement and the merger by the affirmative vote of the holders of at least a majority of the shares. If we purchase tendered shares pursuant to our offer, we will have sufficient voting power to adopt the merger agreement without the affirmative vote of any other stockholder.

   Short-form Merger. Under Delaware law, if we acquire, pursuant to our offer or otherwise, at least 90% of the then outstanding shares, we will be able to approve the merger without a vote of Splash's other stockholders. If that happens, we, EFI and Splash have agreed in the merger agreement to take, at our request, all necessary and appropriate action to cause the merger to become effective as promptly as reasonably practicable after we acquire 90% of the then outstanding shares, without a meeting of Splash's stockholders. If, however, we do not acquire at least 90% of the outstanding shares pursuant to our offer or otherwise and a vote of Splash's stockholders is required under Delaware law, Splash will need to solicit votes which will take a significantly longer period of time than would be required to effect the merger if we could do a short-form merger without the vote of other stockholders.

   Appraisal Rights. We and EFI do not believe that appraisal rights are available in connection with our offer. If the merger is consummated, stockholders who have not tendered their shares may have the right under Delaware law to dissent from the merger and demand appraisal of, and to receive payment in cash of the fair value of, their shares. Stockholders who perfect appraisal rights by complying with the procedures set forth in Section 162 of the DGCL will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger. In addition, dissenting stockholders may be entitled to receive payment of a fair rate of interest from the date of consummation of the merger on the amount determined to be the fair value of their shares.

   EFI does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the shares. EFI intends, however, to cause Splash, as the surviving corporation, to argue in an appraisal proceeding that, for purposes of the proceeding, the fair value of each share is less than or equal to the merger consideration.

You should be aware that opinions of investment banking firms (including TWP's) as to the fairness from a financial point of view are not necessarily opinions as to "fair value" under Delaware law.

   This summary of the rights of dissenting stockholders under Delaware law is not a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights under Delaware law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Delaware law.

   Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to "going private" transactions and which may under certain circumstances be applicable to the merger or another business combination following the purchase of shares pursuant to our offer in which we seek to acquire the remaining shares not held by it. We believe that Rule 13e-3 will not be applicable to the merger. Rule 13e-3 requires, among other things, that financial information concerning Splash and information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in the transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

   Plans for Splash. Following the merger, EFI expects to continue to evaluate the business and operations of Splash and will take actions as it deems appropriate under circumstances then existing. EFI will continue to seek additional information about Splash and employ consultants to aid it in its evaluation during the pendency of our offer and after consummation of our offer. Thereafter, EFI intends to review such information as part of a comprehensive review of Splash's business, operations, capitalization and management with a view to optimizing exploitation of Splash's potential in conjunction with EFI's businesses, including, but not limited to, aligning Splash's businesses with the businesses within EFI. It is expected that the business and operations of Splash will form an important part of EFI's future business plans.

12. Dividends and Distributions.

   Splash has never declared or paid cash dividends on its common stock. The merger agreement provides that Splash will not, between the date of the merger agreement and the time EFI appoints a majority of the member of Splash's board of directors, without the prior written consent of EFI, which consent will not be unreasonably withheld, (1) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or voting debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any voting debt, other than shares reserved for issuance on August 30, 2000 pursuant to the exercise of options and purchase rights under Splash's Employee Stock Purchase Plan outstanding on August 30, 2000, (2) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, (3) split, combine or reclassify any shares of any class or series of its stock or (4) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire shares (other than repurchases of restricted stock at cost pursuant to agreements outstanding on August 30, 2000 or entered into after August 30, 2000 in compliance with the provisions of the merger agreement). See Section 10.

13. Possible Effects of Our Offer on the Market for Shares, NASDAQ Listing, Exchange Act Registration, Margin Regulations.

   Possible Effects of Our Offer on the Market for Shares. Our purchase of shares pursuant to our offer will reduce the number of shares that might otherwise trade publicly and will reduce the number of holders of shares, which could adversely affect the liquidity and market value of the remaining shares held by the public.

   Nasdaq Listing. Depending upon the number of shares purchased pursuant to our offer, the Splash common stock may no longer meet the standards for continued listing on the Nasdaq National Market. According to Nasdaq's published guidelines, the shares would not be eligible to be included for listing if, among other things, the number of shares that are not held directly or indirectly by any officer or director of Splash and by any other person who is the beneficial owner of more than 10% of the total shares outstanding is less than 750,000, or the number of holders of shares falls below 400. If, as a result of the purchase of shares pursuant to our offer, the merger, the merger agreement or otherwise, the Splash common stock no longer meet the requirements of the Nasdaq National Market for continued listing, the listing of the shares will be discontinued. If that happens, the market for the shares would be adversely affected. If the shares were no longer eligible for listing on the Nasdaq National Market, quotations might still be available from other sources. The extent of the public market for the shares and the availability of quotations would, however, depend upon the number of stockholders remaining at the time, the interest in maintaining a market in the shares on the part of securities firms, the possible termination of registration of the shares under the Exchange Act as described below and other factors. Assuming we acquire the requisite number of shares to effect a delisting of the shares, we intend to cause the delisting of the shares from Nasdaq following consummation of our offer.

   Exchange Act Registration. The shares are currently registered under the Exchange Act. Such registration may be terminated upon application by Splash to the SEC if Splash has fewer than 300 record holders. The termination of the registration of the shares under the Exchange Act would substantially reduce the information required to be furnished by Splash to holders of shares and to the SEC and would make provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the shares. In addition, once Splash ceases to make its public filings, affiliates of Splash and persons holding "restricted securities" of Splash may have difficulty selling their shares pursuant to Rule 144 promulgated under the Securities Act. We currently intend to seek to cause Splash to terminate the registration of the Splash common stock under the Exchange Act as soon after consummation of our offer as the requirements for termination of registration are met.

   Margin Regulations. The shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following our offer it is possible that the shares might no longer constitute "margin securities" for purposes of the margin regulations of the Board of Governors of the Federal Reserve Board, with the effect that shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the shares under the Exchange Act were terminated, the shares would no longer constitute "margin securities."

14. Conditions of Our Offer.

   Notwithstanding any other provision of our offer, we will not be required to accept for payment any shares tendered pursuant to our offer, and may extend, terminate or amend our offer, if (1) any applicable waiting periods under the U.S. antitrust laws has not expired or been terminated, (2) the Minimum Condition has not been satisfied, or (3) at any time on or after the date of the merger agreement and before the Expiration Date (as then extended), any of the following events occur or we determine that any have occurred and have not been cured:

     (a) there is a suit, action or proceeding by any governmental entity threatened or pending that (i) seeks to prohibit or impose any material limitations on EFI's or our ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of the business or assets of either of them, Splash or any subsidiary of Splash, or to compel EFI or us or our subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of Splash, any subsidiary of Splash, EFI or any of its subsidiaries, (ii) challenges the acquisition by EFI or us of any shares under our offer or pursuant to the voting agreement, seeks to restrain or prohibit the making or consummation of our offer or the merger or the performance of any of the other transactions contemplated by the merger agreement, or seeks to obtain from Splash, EFI or us any damages that are material in relation to Splash and Splash subsidiaries, taken as a whole, (iii) seeks to impose material limitations on our ability, or

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

  rendering us unable, to accept for payment, pay for or purchase some or all of the shares pursuant to our offer or the merger, (iv) seeks to impose material limitations on our ability or the ability of EFI to exercise full rights of ownership of the shares, including the right to vote the shares purchased by it or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect; or

     (b) there is a statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to our offer or the merger, or any other action will be taken by any governmental entity, other than the application to our offer or the merger of applicable waiting periods under the U.S. antitrust laws, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

     (c) a Company Material Adverse Effect has occurred; or

     (d) Splash's board of directors or any of its committee (i) withdraws, modifies or changes in a manner adverse to EFI or us its approval or recommendation of our offer, the merger agreement or the merger,
  (ii) recommends the approval or acceptance of an Acquisition Proposal from, or similar business combination with, a person other than EFI, us or one of our affiliates or (iii) executes an agreement in principal or definitive agreement relating to an Acquisition Proposal from a person other than EFI, us or one of our affiliates; or

     (e) any of the representations and warranties of Splash contained in the merger agreement are not true and correct as of August 30, 2000 or as of the scheduled Expiration Date (taking such representations and warranties with the same effect as if made on and as of the scheduled Expiration
  Date), except for representations and warranties specifically made as of an earlier date, which are only be required to be true and correct as of that earlier date, and except to the extent that the aggregate of all breaches of representations and warranties of Splash could not reasonably be expected to have a Company Material Adverse Effect; or

     (f) Splash fails to perform in any material respect any material obligation or to comply in any material respect with any agreement or covenant of Splash to be performed or complied with by it prior to the scheduled Expiration Date under the merger agreement and the failure is not be capable of being cured or has not been cured within ten business days; or

     (g) Splash has not delivered to EFI and us a certificate to the effect set forth in the immediately preceding clauses (e) and (f), executed by two executive officers of Splash; or

     (h) all consents from governmental entities necessary for the consummation of our offer or the merger have not been obtained or are not in full force and effect, other than consents the failure to obtain which would not reasonably be expected to have a Company Material Adverse Effect; or

     (i) the merger agreement has been terminated.

   These conditions are for the sole benefit of EFI and us and may be waived by EFI or us, in whole or in part, at any time and from time to time in the sole discretion of EFI or us. The failure by EFI or us at any time to exercise any of these rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

15. Legal Matters and Regulatory Approvals.

   General. Based upon its examination of publicly available information with respect to Splash and the review of information furnished by Splash to EFI and discussions between representatives of EFI with representatives of Splash during EFI's investigation of Splash, except to the extent set forth below, neither we nor EFI is aware of any approval or other action by any domestic (federal or state) or foreign governmental authority, which in either case would be required prior to our acquisition of shares pursuant to our offer. Should any approval or other action be required, it is our present intention to seek the approval or action. We do not currently intend, however, to delay the purchase of shares tendered pursuant to our offer pending the outcome of any action or the receipt of any approval (subject to our right to decline to purchase shares if any of the conditions in Section 14 will have occurred). There can be no assurance that any approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to our business or the business of Splash or EFI or that parts of our business or the businesses of Splash or EFI might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Our obligation under our offer to accept for payment and pay for shares is subject to conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14 for the conditions of our offer.

   EFI and Splash conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. EFI and Splash are currently in the process of reviewing whether filings or approvals may be required or desirable in these jurisdictions which may be material to EFI and Splash and its subsidiaries. It is possible that one or more of these filings may not be made, or one or more of these approvals, which are not as a matter of practice required to be obtained prior to effectiveness of a merger transaction, may not be obtained, prior to the merger.

   State Takeover Laws. Splash is incorporated under the laws of the State of Delaware. In general, Section 203 of the General Corporation Law of the State of Delaware prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation within the prior 3 years) from engaging in a "business combination" (defined to include mergers and similar transactions) with a Delaware corporation for a period of three years following the time the person became an interested stockholder unless, among other things, prior to the time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. On August 30, 2000, prior to the execution of the merger agreement, Splash's board of directors unanimously (1) determined that the merger agreement and the transactions contemplated by it, including each of the offer and the merger, are fair to and in the best interests of Splashand you, (2) approved and adopted the merger agreement and the transactions contemplated by it and (3) recommends that you accept our offer and tender your shares to us. Accordingly, Section 203 is inapplicable to our offer and the merger.

   A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. Splash, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to our offer or the merger and has not complied with any such laws. Should any person seek to apply any state takeover law, we will take any action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to our offer or the merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to our offer, we might be required to file information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we might be unable to accept for payment any shares tendered pursuant to our offer, or be delayed in continuing or consummating our offer, and the merger. In such case, we may not be obligated to accept for payment any shares tendered. See Section 14.

   Antitrust. Under U.S. antitrust laws and the rules that have been promulgated thereunder by the FTC, some acquisition transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and waiting period requirements have been satisfied. Our acquisition of shares pursuant to our offer is subject to these requirements. See Section 2.

   Pursuant to U.S. antitrust laws, on September 13, 2000 EFI filed a Premerger Notification and Report Form in connection with the purchase of shares pursuant to our offer with the Antitrust Division and the FTC.

Under the applicable provisions of U.S. antitrust laws, the purchase of shares pursuant to our offer may not be consummated until the expiration of a 15 day waiting period following the filing by EFI. Accordingly, the waiting period under U.S. antitrust laws applicable to the purchase of shares pursuant to our offer will expire at 11:59 p.m., New York City time, on September 28, 2000, unless the waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. EFI has requested early termination of the waiting period applicable to the transaction. There can be no assurance, however, that the 15-day antitrust waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from EFI, Splash or both companies with respect to our acquisition of shares, the waiting period by EFI, Splash or both companies would expire at 11:59 p.m., New York City time, on the 10th day after the date of substantial compliance with the request(s). Thereafter, the waiting period could be extended only by court order or with the consent of EFI. If the acquisition of shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to U.S. antitrust laws, our offer will be extended and, in any event, the purchase of and payment for shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of the waiting period pursuant to a request for additional information is authorized by U.S. antitrust laws and the rules promulgated thereunder, except by court order. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to our offer that the waiting period applicable under U.S. antitrust laws to our offer expire or be terminated. See Section 2 and Section 14.

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as our proposed acquisition of shares pursuant to our offer. At any time before or after our purchase of shares pursuant to our offer, the FTC or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of shares pursuant to our offer or seeking the divestiture of shares purchased by us or the divestiture of substantial assets of EFI, Splash or their respective subsidiaries. The merger agreement provides that in connection with the receipt of any necessary approvals under the U.S. antitrust laws, neither Splash nor any of Splash's subsidiaries can divest or hold separate or otherwise take or commit to take any action that limits EFI's or our freedom of action with respect of, or their ability to retain, Splash or any of Splash's subsidiaries or any material portions thereof or any of the businesses, product lines, properties or assets of Splash or any of its subsidiaries, without EFI's prior written consent (which may be withheld in EFI's sole and absolute discretion).

   Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to EFI relating to the businesses in which EFI, Splash and their respective subsidiaries are engaged, we and EFI believe that our offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to our offer on antitrust grounds will not be made or, if a challenge is made, what the result would be. See Section 14 for the conditions to our offer, including conditions with respect to litigation.

   On August 31, 2000, a class action complaint was filed in the Superior Court of the State of California, in and for the County of Santa Clara, by Gerald W. Burr against Splash and certain of its current and former directors. The complaint alleges that defendants breached their fiduciary duties to Splash's stockholders in connection with the negotiation and execution of the merger agreement. The complaint seeks declaratory and injunctive relief, including enjoining the merger, rescinding the merger agreement and related documents, directing the individual defendants to obtain a transaction in the best interest of Splash's stockholders until the process for the sale or auction of Splash is completed, and costs and attorneys' fees. A copy of the complaint has been filed as an exhibit to the Schedule 14D-9.

16. Fees and Expenses.

   We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to our offer.

   EFI has retained MacKenzie Partners, Inc., as our Information Agent, and Wilmington Trust Company, as our Depositary, in connection with our offer. The Information Agent may contact holders of shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to our offer to beneficial owners. As compensation for acting as Information Agent in connection with our offer, MacKenzie Partners, Inc. will be paid a reasonable and customary fee for its services and will also be reimbursed for out-of-pocket expenses and may be indemnified against liabilities and expenses in connection with our offer, including liabilities under the federal securities laws.

   We will pay our Depositary reasonable and customary compensation for its services in connection with our offer, plus reimbursement for out-of-pocket expenses, and will indemnify our Depositary against liabilities and expenses in connection therewith, including under federal securities laws. We will reimburse brokers, dealers, commercial banks and trust companies for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17. Miscellaneous.

   We are making our offer to Splash stockholders solely through this document and the related Letter of Transmittal. We are not aware of any jurisdiction where the making of our offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of our offer or the acceptance of shares pursuant thereto, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with that state statute, our offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that state. In any jurisdiction where the securities, blue sky or other laws require our offer to be made by a licensed broker or dealer, our offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   No person has been authorized to give any information or make any representation on behalf of us or EFI not contained in this document or in the Letter of Transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

   Pursuant to Rule 14d-3 under the Exchange Act, we and EFI have filed with the SEC the Schedule TO, together with exhibits, furnishing additional information with respect to our offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the SEC).

                        The Depositary for our offer is:

                           [LOGO OF WILMINGTON TRUST]


         By Hand/                 By Facsimile
    Overnight Courier:            Transmission:               By Mail:
                                  (302) 651-1079
 Wilmington Trust Company                             Corporate Trust Operations
 1105 North Market Street,                             Wilmington Trust Company
       First Floor             Confirm by Telephone:       P.O. Box 8861
 Wilmington, Delaware 19801       (302) 651-8869        Wilmington, Delaware
   Attn: Corporate Trust                                    19899-8861
       Operations

                    The Information Agent for our offer is:

                       [LOGO OF MACKENZIE PARTNERS, INC.]

                                156 Fifth Avenue
                            New York, New York 10010
                          Call Collect (212) 929-5500
                                       or
                         Call Toll Free (800) 322-2885